Exhibit 3.4

CERTIFICATE OF DESIGNATION OF

PREFERENCES, RIGHTS AND LIMITAITONS OF

SERIES I CONVERTIBLE PREFERRED STOCK OF

OXIS INTERNATIONAL, INC.

OXIS INTERNATIONAL, INC. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY that, pursuant to authority conferred upon the Board of Directors by the Second Restated Certificate of Incorporation of the Corporation, as amended, and pursuant to the provisions of Section 151 of the General Corporation Law of the State of Delaware, the Board of Directors, by resolutions adopted on November 7, 2010, duly determined that 1,666,667 of the authorized shares of Preferred Stock, $.01 par value per share, of the Corporation shall be designated “Series I Convertible Preferred Stock,” and duly adopted a resolution providing for the voting powers, designations, preferences and relative, participating, optional or other rights, and the qualifications, limitations and restrictions, of the Series I Convertible Preferred Stock, which resolution is as follows:

“RESOLVED, that the Board of Directors, pursuant to the authority vested in it by the provisions of the Second Restated Certificate of Incorporation of the Corporation, as amended, hereby authorizes the issuance of 1,666,667 shares of Preferred Stock, $.01 par value, of the Corporation, which shall be designated as “Series I Convertible Preferred Stock” (the “Series I Preferred Stock”) and shall have the following designations, powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions:

1.           Definitions.

As used herein, the following terms shall have the following meanings:

(a)           “Board” shall mean the Board of Directors of the Corporation.

(b)           “Common Stock” shall mean the Corporation's common stock, par value $.001 per share.

(c)           “Issuance Date” shall mean the date on which the first share of Series I Preferred Stock is issued.

(d)           “Junior Stock” shall mean, with respect to the Series I Preferred Stock, all other classes and series of equity securities of the Corporation now existing or hereafter created, which are junior, among other things, in right of payment of dividends or on liquidation to the Series I Preferred Stock, including the Series C Preferred Stock and the Series H Preferred Stock.

(e)           “Liquidation” shall mean any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation.

(f)           “Liquidation Preference” shall have the meaning given to such term in Section 5A.

(g)           “Market Price” of the Common Stock on any day shall be deemed to be the closing price of the Common Stock on such day as officially reported by the principal securities exchange in which the shares of Common Stock are listed or admitted to trading or by the Nasdaq Stock Market, or if the Common Stock is not listed or admitted to trading on any securities exchange, including the Nasdaq Stock Market, the last sale price, or if there is no last sale price, the closing bid price, as furnished by the Financial Industry Regulatory Authority (“FINRA”) (such as through the OTC Bulletin Board) or a similar organization if FINRA is no longer reporting such information.  If the Market Price cannot be determined pursuant to the sentence above, the Market Price shall be determined in good faith (using customary valuation methods) by the Board based on the information best available to it.

(h)           “Preferred Stock” shall mean the Corporation’s preferred stock, par value $.01 per share.

(i)           “Securities Act” shall mean the Securities Act of 1933, as amended.

(j)           “Series C Preferred Stock” shall mean the Corporation’s Series C Preferred Stock, par value $0.01 per share.

(k)           “Series H Preferred Stock” shall mean the Corporation’s Series H Preferred Stock, par value $0.01 per share.

2.           Rank.  In respect of rights to the payment of dividends and the distribution of assets in the event of any liquidation, dissolution or winding up of the Corporation, the Series I Preferred Stock shall rank prior to the Common Stock, the Series H Preferred Stock and the Series C Preferred Stock.  The Series I Preferred Stock may rank prior, junior or pari passu with subsequent series of Preferred Stock in the sole discretion of the Board in the designation of such future series.

3.           Dividends. Holders of outstanding Series I Preferred Stock are entitled to receive, out of funds legally available, dividends in cash at the annual rate of 8.0% of the Preference Amount (the “Dividend Rate”), when, as, and if declared by the Board.  No dividends or other distributions shall be made with respect to any shares of Junior Stock and no shares of Junior Stock shall be purchased during any fiscal year of the Corporation until dividends in the same amount per share on the Series I Preferred Stock shall have been declared and paid or set apart during that fiscal year. Dividends on the Series I Preferred Stock shall not be cumulative and no right shall accrue to the Series I Preferred Stock by reason of the fact that the Corporation may fail to declare or pay dividends on the Series I Preferred Stock in the amount of the Dividend Rate per share or in any amount in any previous fiscal year of the Corporation, whether or not the earnings of the Corporation in that previous fiscal year were sufficient to pay such dividends in whole or in part.  After dividends in the total amount of the Dividend Rate per share on the Series I Preferred Stock shall have been declared and paid or set apart in any one fiscal year of the Corporation, if the Board shall elect to declare additional dividends in that fiscal year, out of funds legally available, such additional dividends may be declared on the Junior Stock.

Notwithstanding the foregoing, whether or not dividends have been paid on the Series I Preferred Stock, the Corporation shall be permitted to repurchase shares of Common Stock issued to and held by employees, directors, or consultants on termination of their employment or service to the Corporation.

4.           Voting Rights. Each share of Series I Preferred Stock shall entitle the holder thereof to such number of votes per share as shall equal the number of shares of Common Stock (rounded to the nearest whole number) into which such share of Series I Preferred Stock is then convertible as provided in Section 6, and except as required by law, shall further entitle the holder thereof to vote on all matters as to which holders of Common Stock shall be entitled to vote (with the number of votes specified in this Section 4), together with such holders of Common Stock as one class and in the same manner and with the same effect as such holders of Common Stock.

5.           Liquidation Preference.

A.           Upon any Liquidation, subject to the rights of any series of Preferred Stock that may from time to time come into existence, before any distribution or payment shall be made to the holders of any Junior Stock, the holders of the shares of Series I Preferred Stock then outstanding shall be entitled to receive and be paid out of the assets of the Corporation legally available for distribution to its stockholders liquidating distributions in cash or property at its fair market value as determined by the Board in the amount of $0.15 per share (as adjusted for any stock dividends, combinations or splits with respect to such shares) (the “Liquidation Preference”).

B.           After payment to the holders of the Series I Preferred Stock of the full amount of the liquidating distributions to which they are entitled, the holders of Series I Preferred Stock, as such, shall have no right or claim to any of the remaining assets of the Corporation.

C.           If, upon Liquidation, the assets of the Corporation legally available therefor are insufficient to pay the full amount of the liquidating distributions on all outstanding shares of Series I Preferred Stock and the full amount of the liquidating distributions payable on all outstanding shares of any other classes or series of capital stock of the Corporation ranking on parity with the Series I Preferred Stock with respect to the distribution of assets upon Liquidation, then the holders of the Series I Preferred Stock and all other such classes or series of capital stock will share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise respectively be entitled.

D.           If liquidating distributions shall have been made in full to all holders of Series I Preferred Stock, the remaining assets of the Corporation shall be distributed among the holders of any other classes or series of capital stock of the Corporation ranking junior to the Series A Preferred Stock as to the distribution of assets upon Liquidation according to their respective rights and preferences.

6.           Conversion Rights.  The holders of shares of Series I Preferred Stock shall have the following conversion rights:

A.           At Option of the Holder.  Subject to and in compliance with the provisions of this Section 6, any shares of Series I Preferred Stock may, at the option of the holder thereof, be converted at any time or from time to time into fully paid and non-assessable shares of Common Stock.  The number of shares of Common Stock which a holder of shares of Series I Preferred Stock shall be entitled to receive upon conversion of such shares shall be the product obtained by multiplying the Conversion Rate (determined as provided in Section 6D hereof) by the number of shares of Series I Preferred Stock being converted.

B.           Automatic Conversion.

(i)           Mandatory Conversion.  In the event that the per-share Market Price of the Common Stock over a period of 20 consecutive trading days is equal to at least 130% of the Conversion Value, all outstanding shares of Series I Preferred Stock shall  be converted automatically into the number of shares of Common Stock into which such shares of Series I Preferred Stock are then convertible pursuant to this Section 6 (subject to adjustment as provided in this Section 6) without any further action by the holders of such shares and whether or not the certificates representing such shares of Series I Preferred Stock are surrendered to the Corporation or its transfer agent.

(ii)           Procedure Upon Mandatory Conversion.  Upon the effectiveness of the conversion of the Series I Preferred Stock specified in Section 6B(i) above (the date and time of such effectiveness being referred to as the “Mandatory Conversion Date”), the holders of shares of Series I Preferred Stock so converted shall surrender the certificates representing such shares at the office of the Corporation or of its transfer agent for the Common Stock.  Thereupon, there shall be issued and delivered to each such holder a certificate or certificates for the number of shares of Common Stock into which such shares of Series I Preferred Stock so surrendered were convertible on the Mandatory Conversion Date and cash, as provided in Section 6K, in respect of any fraction of a share of Common Stock issuable upon such conversion.  Upon such Mandatory Conversion Date, the rights of the holder as holder of the converted shares of Series I Preferred Stock shall cease and the person or persons in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares of Common Stock represented thereby.  The Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless certificates evidencing such shares of Series I Preferred Stock so converted are either delivered to the Corporation or any such transfer agent or the holder notifies the Corporation or any such transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection therewith.

C.           Conversion Rate.  The “Conversion Rate” in effect at any time with respect to shares of Series I Preferred Stock shall be the quotient obtained by dividing $0.15 by the Conversion Value, calculated as provided in Section 6D.

D.           Conversion Value.  The “Conversion Value” with respect to shares of Series I Preferred Stock shall initially be $0.15, subject to adjustment in accordance with Sections 6E and 6F hereof.

E.           Adjustments to Conversion Value.

(i)           Adjustments for Dilutive Issuances of Common Stock.  If the Corporation shall at any time issue or sell any shares of its Common Stock at an effective per share offering price less than the Conversion Value as in effect immediately prior to such issuance or sale (the “Lower Price”), then the Conversion Value, upon each such issuance and sale, except as hereinafter provided, shall be reduced to such Lower Price.

(ii)           Adjustments for Issuance of Warrants, Options and Rights to Common Stock or Convertible Securities.  For the purposes of this Section 6F, the issuance, whether directly or indirectly, of any warrants, options, subscriptions, convertible notes or purchase rights with respect to shares of Common Stock and the issuance, whether directly or indirectly, of any securities convertible into or exercisable or exchangeable for shares of Common Stock, or the issuance of any warrants, options, subscriptions, convertible notes or purchase rights with respect to such convertible or exercisable or exchangeable securities (collectively, “Common Stock Equivalents”) shall be deemed an issuance at such time of Common Stock if the Net Consideration Per Share (as hereinafter determined) which may be received by the Corporation for such Common Stock shall be less than the Conversion Value in effect at the time of such issuance.  Any obligation, agreement or undertaking to issue Common Stock Equivalents at any time in the future shall be deemed to be an issuance at the time such obligation, agreement or undertaking is made or arises.  No adjustment of the Conversion Value shall be made under this Section 6E upon the issuance of any shares of Common Stock, which are issued pursuant to the exercise, conversion or exchange of Common Stock Equivalents if any adjustment shall previously have been made upon the issuance of any such Common Stock Equivalents as above provided.

The “Net Consideration Per Share” received by the Corporation in respect of the issuance of any Common Stock Equivalents means the amount equal to the total amount of consideration, if any, received by the Corporation (or in the case of convertible notes, the aggregate amount of principal and interest converted) for the issuance of such Common Stock Equivalents plus the minimum amount of consideration, if any, payable to the Corporation upon purchase, exercise, conversion or exchange thereof, divided by the maximum aggregate number of shares of Common Stock that would be issued if all such Common Stock Equivalents were purchased, exercised, exchanged or converted.  The Net Consideration Per Share received by the Corporation shall be determined in each instance as of the date of issuance of any Common Stock Equivalents without giving effect to any possible future upward price adjustments or possible future upward rate adjustments which may be applicable with respect to such Common Stock Equivalents.

(iii)           Decreases in Conversion Value; Expiration or Cancellation of Warrants, Options or Rights without Exercise.  Should the Net Consideration Per Share for any previously issued Common Stock Equivalents be decreased or increased from time to time for which an adjustment was made to the Conversion Value, then, upon the effectiveness of each such change, the Conversion Value shall be adjusted to such Conversion Value as would have been obtained (1) had the adjustments made upon the issuance of such Common Stock Equivalents been made upon the basis of the actual Net Consideration Per Share of such securities, and (2) had any adjustments made to the Conversion Value since the date of issuance of such Common Stock Equivalents been made to the Conversion Value as adjusted pursuant to clause (1) immediately above.  Any adjustment of the Conversion Value which relates to the issuance of particular Common Stock Equivalents shall be disregarded if, as, and when all of such Common Stock Equivalents lapse, terminate, expire or are cancelled without being exercised, exchanged or converted, so that the Conversion Value effective immediately upon such lapse, termination, cancellation or expiration shall be equal to the Conversion Value in effect at the time of the issuance of the lapsed, terminated, expired or cancelled Common Stock Equivalents, with such additional adjustments as would have been made to the Conversion Value had the lapsed, terminated, expired or cancelled Common Stock Equivalents not been issued.

(iv)           Consideration Other than Cash.  For purposes of this Section 6E, if a part of or all of the consideration received by the Corporation in connection with the issuance of any Common Stock or Common Stock Equivalents consists of property other than cash, such consideration shall be deemed to have a fair market value as is reasonably determined in good faith by the Board.

(v)           Exceptions to Adjustments For Dilutive Issuances.  This Section 6F shall not apply to the issuance of:

(1)           shares of capital stock granted or sold to directors, officers, employees, consultants or others providing services to the Corporation or any of its subsidiaries pursuant to any stock option plan, stock purchase plan, or other stock plan approved by the Board or otherwise;

(2)           shares of capital stock issuable upon conversion or exercise of (A) any shares of Preferred Stock, whether or not outstanding as of the date hereof or (B) any Common Stock Equivalents  outstanding as of the date hereof;

(3)           shares of capital stock issued in a transaction as to which an appropriate adjustment to the Conversion Price shall have been made pursuant to Section 6F, 6G or 6H;

(4)           Common Stock Equivalents or shares of capital stock issued in connection with commercial credit arrangements, equipment financings or similar transactions;

(5)           Common Stock Equivalents or shares of capital stock issued in connection with corporate partnering transactions, licensing arrangements, channel arrangements or similar transactions;

(6)           shares of Common Stock issued in connection with a public offering of the Corporation’s Common Stock;

(7)           Common Stock Equivalents or shares of capital stock issued in connection with bona fide mergers, acquisitions or similar transactions; or

(8)           shares issued in any other transaction as to which the holders of a majority of the shares of Series I Preferred Stock then outstanding shall have waived in writing any anti-dilution adjustment hereunder.

F.           Upon Extraordinary Common Stock Event.  Upon the happening of an Extraordinary Common Stock Event, the Conversion Value shall, simultaneously with the happening of such Extraordinary Common Stock Event, be adjusted by multiplying the then-effective Conversion Value by a fraction, (1) the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such Extraordinary Common Stock Event; and (2) the denominator of which shall be the number of shares of Common Stock outstanding immediately after such Extraordinary Common Stock Event, and the product so obtained shall thereafter be the Conversion Value.  The Conversion Value, as so adjusted, shall be readjusted in the same manner upon the happening of any successive Extraordinary Common Stock Event or Events.  An “Extraordinary Common Stock Event” shall mean:  (i) the issuance of additional shares of Common Stock as a dividend or other distribution on the outstanding shares of Common Stock, (ii) the subdivision of outstanding shares of Common Stock into a greater number of shares of Common Stock, or (iii) the combination of the outstanding shares of Common Stock into a smaller number of shares of Common Stock, in each case other than pursuant to a transaction provided for in Section 6G or 6H.

G.           Capital Reorganization or Reclassification.  If the shares of Common Stock issuable upon conversion of Series I Preferred Stock shall be changed into the same or a different number of shares of any class or classes of stock, whether by reorganization, reclassification or otherwise (other than a subdivision or combination of shares or stock dividend provided for in Section 6F, or a reorganization, merger, consolidation or sale of assets provided for in Section 6H), then and in each such event, but subject in any case to Section 5, the holders of shares of Series I Preferred Stock shall have the right thereafter to convert such shares into the kind and amount of shares of stock and other securities and property receivable upon such reorganization, reclassification or other change by the holders of the number of shares of Common Stock into which such shares of Series I Preferred Stock were convertible immediately prior to such reorganization, reclassification or other change, all subject to further adjustment as provided herein.

H.           Reorganization, Merger or Consolidation.  If at any time or from time to time there shall be a reorganization, reclassification or recapitalization of the capital stock (other than a subdivision, combination, reorganization, reclassification or exchange of shares provided for elsewhere in this Section 6) (a “Reorganization”), then as a part of such Reorganization, provision shall be made so that each holder of Series I Preferred Stock shall thereafter be entitled to receive upon conversion of such shares of Series I Preferred Stock, the number of shares of stock or other securities or property to which a holder of the number of shares of Common Stock into which such holder’s shares of Series I Preferred Stock were convertible immediately prior to such Reorganization would have been entitled upon consummation of such Reorganization.  In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 6 with respect to the rights of the holders of Series I Preferred Stock after the Reorganization to the end that the provisions of this Section 6 (including adjustment of the Conversion Value then in effect, and the number of shares of Common Stock issuable upon conversion of the Series I Preferred Stock) shall be applicable after that event in as nearly equivalent a manner as may be practicable.

I.           Certificate as to Adjustments.  In each case of an adjustment or readjustment of the Conversion Value, the Corporation will furnish each holder of shares of Series I Preferred Stock with a certificate, prepared by the Chief Financial Officer or Treasurer of the Corporation, showing such adjustment or readjustment, and stating in detail the facts upon which such adjustment or readjustment is based.  All adjustments shall be rounded upward or downward to the nearest fifth decimal place.  All adjustments which represent a change in the Conversion Value of less than $0.001 shall be cumulated and carried forward and added to the next adjustment.  The Corporation agrees to maintain its stock transfer and registry books so as to reflect accurately the Conversion Value and the Conversion Rate.

J.           Exercise of Conversion Privilege.  To exercise the conversion right set forth in Section 6B, a holder of shares of Series I Preferred Stock shall surrender the certificates representing the shares being converted to the Corporation at its principal office, and shall give written notice to the Corporation at that office that such holder elects to convert such shares.  Such notice shall also state the name or names (with address or addresses) in which the certificates for shares of Common Stock issuable upon such conversion shall be issued.  The certificates for shares of Series I Preferred Stock surrendered for conversion shall be accompanied by proper assignment thereof to the Corporation or in blank.  The date when such written notice is received by the Corporation, together with the certificates representing the shares of Series I Preferred Stock being converted, shall be deemed the “Conversion Date.”  As promptly as practicable after the Conversion Date, the Corporation shall issue and deliver certificates to each holder of shares of Series I Preferred Stock so converted, or on its written order, such certificates as it may request, for the number of whole shares of Common Stock issuable upon the conversion of such shares of Series I Preferred Stock in accordance with the provisions of this Section 6, and cash as provided in Section 6K, in respect of any fraction of a share of Common Stock issuable upon such conversion.  Such conversion shall be deemed to have been effected immediately prior to the close of business on the Conversion Date, and at such time the rights of the holder as holder of the converted shares of Series I Preferred Stock shall cease and the person or persons in whose name or names any certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares of Common Stock represented thereby.

K.           Cash in Lieu of Fractional Shares.  No fractional shares of Common Stock or scrip representing fractional shares shall be issued upon any conversion of shares of Series I Preferred Stock.  Instead of any fractional shares of Common Stock which would otherwise be issuable upon conversion of shares of Series I Preferred Stock, the Corporation shall pay to the holder of shares of Series I Preferred Stock which were converted a cash adjustment in respect of such fractional shares in an amount equal to the same fraction of the Market Price per share of the Common Stock at the close of business on the Conversion Date.  The determination as to whether or not any fractional shares are issuable shall be based upon the total number of shares of Series I Preferred Stock so converted at any one time by any holder thereof, and not upon each share of Series I Preferred Stock so converted.

L.           Partial Conversion.  In the event some but not all of the shares of Series I Preferred Stock represented by a certificate surrendered by a holder are converted, the Corporation shall execute and deliver to or on the order of the holder, at the expense of the Corporation, a new certificate representing the number of shares of Series I Preferred Stock which were not converted.

M.           Reservation of Common Stock.  The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of shares of Series I Preferred Stock, such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series I Preferred Stock, and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Series I Preferred Stock, the Corporation shall take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

N.           No Reissuance of Series I Preferred Stock.  Shares of Series I Preferred Stock which are converted into shares of Common Stock as provided herein shall not be reissued.

O.           Issue Tax.  The issuance of certificates for shares of Common Stock upon conversion of any shares of Series I Preferred Stock shall be made without charge to the holders thereof for any issuance tax in respect thereof; provided that the Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than that of the holder of the shares of Series I Preferred Stock which are being converted.

P.           Closing of Books.  The Corporation will at no time close its transfer books against the transfer of any shares of Series I Preferred Stock or of any shares of Common Stock issued or issuable upon the conversion of any shares of Series I Preferred Stock in any manner which interferes with the timely conversion of such shares of Series I Preferred Stock, except as may otherwise be required to comply with applicable securities laws.

7.           Miscellaneous.

(a)           The Corporation covenants that all shares of Common Stock which may be issued upon conversions of shares of Series I Preferred Stock will upon issuance be duly and validly issued, fully paid and nonassessable, free of all liens and charges and not subject to any preemptive rights.

(b)           No share or shares of Series I Preferred Stock acquired by the Corporation by reason of redemption, purchase, conversion or otherwise, shall be reissued, and all such shares shall be cancelled, retired and eliminated from the shares which the Corporation shall be authorized to issue.

The number of shares of Series I Preferred Stock is 1,666,667, none of which have been issued.

IN WITNESS WHEREOF, this Certificate of Designation has been signed by an authorized officer of the Corporation as of the date first written above.

By:	/s/ Michael Handelman
Name: Michael Handelman
Title: CFO